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Krista Sohm
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Todd Chirillo
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Meritor Names Steven Beringhause, CTO of Sensata Technologies, to its
Board of Directors

TROY, Mich. (Nov. 4, 2019) – Meritor, Inc. (NYSE: MTOR) today announced that it has appointed Steven Beringhause as a Class II director with a term expiring at the 2020 annual meeting of shareholders. His appointment is effective on Dec. 1, 2019 and will increase the size of the company’s board of directors to 10 members.

Beringhause has extensive experience in managing advanced technology for commercial application and leading businesses with P&L responsibility due to his many years with Sensata Technologies, a spin-off of Texas Instruments where he has been the chief technology officer since 2015. In this position, his focus has been in identifying, evaluating and developing new megatrend applications for Sensata primarily in the areas of electrification, autonomous vehicles and the ioT (Internet of Things) – the practice of embedding objects with electronics, software, sensors and network connectivity to collect and exchange data. Prior to this position, he held the role of Executive Vice President, Performance Sensing, leading Sensata’s largest business unit and driving excellent growth and profitability improvement for many years.

Beringhause joined Sensata's predecessor company, Texas Instruments in 1988, and held a series of positions of increasing responsibility and oversight in the engineering function where he helped shift the focus of the company to a new range of safety sensors for automotive and commercial vehicle applications. Beringhause has a Master of Science and Bachelor of Science – both in Mechanical Engineering – from Massachusetts Institute of Technology. He is 54 years old.

Meritor's CEO and president, Jay Craig, said, "We look forward to Steve joining Meritor’s board of directors. His extensive global business experience, in addition to his background and expertise as it relates to the application of advanced technology in the transportation industry, make him an excellent addition to our board.”

The full slate of nominees for election as Class II Directors at Meritor’s 2020 Annual Meeting with terms extending until the company's Annual Meeting of Shareholders in 2023 include Steven Beringhause, Rhonda L. Brooks and Jeffery A. Craig.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 9,300 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

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